Exhibit 28(h)(xiii)
AMENDMENT TO
TRANSFER AGENCY AGREEMENT
     AMENDMENT made as of the 1st day of December, 2003, between PERFORMANCE FUNDS TRUST, a Delaware statutory trust (the “Trust”), and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Transfer Agency Agreement dated December 1, 2003, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
     WHEREAS, pursuant to the Agreement, Citi provides transfer agency services for the Trust and each investment portfolio of the Trust (individually referred to herein as the “Fund” and collectively as the “Funds”);
     WHEREAS, the Trust desires that Citi provide certain recordkeeping and administrative services for the “Retirement Accounts” (as defined below) of the Funds; and
     WHEREAS, Citi is willing to perform the services enumerated in this Amendment on the term and conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:
     1. Amendments.
     (a) The following is hereby added to Schedule B to the Agreement:
“SERVICES RELATED TO RETIREMENT ACCOUNTS
     Citi will perform the additional recordkeeping and administrative functions listed below with respect to any Traditional Individual Retirement Account (“IRA”), Roth IRA, Coverdell Education Savings Account, SIMPLE IRA, and Internal Revenue Code §403(b)(7) account offered by the Funds (collectively, “Retirement Accounts”) for which Citi acts as transfer agent (in addition to any applicable services already set forth in the Agreement).
     1. Perform good order review of documents required to open new Retirement Accounts for fund shareholders. This includes obtaining an executed retirement application by both the shareholder and the custodian.
     2. Perform good order review and process transfers specific to retirement accounts. These include transfers from prior custodians or to successor custodians, direct rollovers from qualified plans, and Roth conversions. This includes obtaining acceptance by an authorized delegate of the successor custodian.
     3. Perform annual population extraction, notification, good order review, and processing of required mandatory distributions for shareholders aged 70 1/2 or older.
     4. Record the names of beneficiaries identified by the holder of the Retirement Account (the “Account Holder”).
     5. Calculate distributions, withdrawals, required withholding and other payments to Account Holders.
     6. Process contributions and distributions for Account Holders.
     7. Collect close-out and/or custodial fees when assets are fully liquidated from Retirement Accounts and disburse revenue in accordance with prospectus, Retirement Account disclosure, and/or Retirement Account custodial agreement language.
     8. Collect custodial fees from Account Holders who elect prepayment and disburse revenue in accordance with prospectus, Retirement Account disclosure, and/or Retirement Account custodial agreement language.
     9. Coordinate and execute the annual Retirement Account custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation. Disburse revenue in accordance with prospectus, Retirement Account disclosure, and/or Retirement Account custodial agreement language.
     10. Retain all required Account Holder documents in original form. These documents will include IRS Forms 5305-A, -RA, — EA, -SA, and Internal Revenue Code §403(b)(7) plan agreements.
     11. Tracking, production, and filing to Account Holders and government entities of federal and state tax forms specific to Retirement Accounts (e.g., Forms 1099-R and 5498).
     12. Complete annual W-4P federal withholding solicitation.
     13. Maintain Form W-4P elections for federal withholding on Retirement Account distributions for each Account Holder and perform withholding accordingly.
     14. Respond to Account Holders written and verbal operational inquiries related to their Retirement Accounts.”
     (b) The following is hereby added to Schedule C to the Agreement:
     “Retirement Accounts:
          Citi shall collect (in December of each year or earlier, if collected due to the closing of a Retirement Account or by reason of a holder of a Retirement Account making an earlier payment) from the Retirement Account, all of the custodial fees payable pursuant to the Retirement Account agreements and documentation, and shall be entitled to retain $10.00 per tax identification number for each Retirement Account type (whether open or closed) per year, and remand the remainder of the custodial fees to the named custodian.”
     2. Representations and Warranties.
          (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.
          (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
          (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
          (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
          (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By:	/s/ Teresa Thornhill
Name:	Teresa Thornhill
Title:	President

CITI FUND SERVICES OHIO. INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President